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                           389 OYSTER POINT BOULEVARD
                      SOUTH SAN FRANCISCO, CALIFORNIA 94080

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                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  JUNE 30, 1997

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     TO THE SHAREHOLDERS:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Imatron Inc., a New Jersey corporation (the "Company"), will be held on Monday, June 30, 1997, at 10:00 a.m., local time, at the Embassy Suites Hotel, 250 Gateway Boulevard, South San Francisco, California, for the following purposes:

         1. To elect directors to serve for the ensuing year and until their successors are elected.

         2. To consider and vote upon a proposal to amend the Company's Certificate of Incorporation to increase the authorized number of shares of the Company's Common Stock.

         3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only shareholders of record at the close of business on May 2, 1997 are entitled to notice of and to vote at the meeting and at any continuation or adjournment thereof.





                                             By Order of the Board of Directors,
                                             /s/Gary H. Brooks
                                             -----------------
                                             Gary H. Brooks
                                             Secretary

South San Francisco, California
May 15, 1997
================================================================================
    ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN
     PERSON. HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE MEETING,
       YOU ARE URGED TO VOTE, SIGN, AND RETURN THE ENCLOSED PROXY
             AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PREPAID
                  ENVELOPE ENCLOSED FOR THAT PURPOSE.
================================================================================

                           389 OYSTER POINT BOULEVARD

                      SOUTH SAN FRANCISCO, CALIFORNIA 94080

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                                 PROXY STATEMENT

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GENERAL

         The enclosed proxy is solicited on behalf of the Board of Directors of Imatron Inc., a New Jersey corporation (the "Company"), for use at the annual meeting of shareholders to be held on June 30, 1997 at 10:00 a.m. local time, at which shareholders of record on May 2, 1997 will be entitled to vote. On May 2, 1997, the Company had issued and outstanding 78,373,137 shares of Common Stock. The annual meeting will be held at the Embassy Suites Hotel, 250 Gateway Boulevard, South San Francisco, California.

VOTING AND REVOCABILITY OF PROXIES

         All properly executed proxies that are not revoked will be voted at the meeting in accordance with the instructions contained therein. Proxies containing no instructions regarding the proposals specified in the form of proxy will be voted FOR approval of all proposals in accordance with the recommendation of the Company's Board of Directors. Any person giving a proxy in the form accompanying this statement has the power to revoke such proxy at any time before its exercise. The proxy may be revoked by filing with the Secretary of the Company at the Company's principal executive office an instrument of revocation or a duly executed proxy bearing a later date, or by filing written notice of revocation with the secretary of the meeting prior to the voting of the proxy or by voting the shares subject to the proxy by written ballot.

         Holders of Common Stock are entitled one vote for each share of Common Stock held. Under New Jersey law, approval of the amendment of the Company's Certificate of Incorporation to increase the authorized number of shares of Common Stock requires the affirmative vote of the holders of a majority of the votes cast at the annual meeting by the shareholders entitled to vote with abstentions not counted as votes for or against. With respect to the election of directors, shareholders are entitled to cast the number of votes held by the shareholder for as many persons as there are directors to be elected.

SOLICITATION

         The Company will bear the entire cost of solicitation, including preparation, assembly, printing, and mailing of this proxy statement, the proxy, and any additional material furnished to shareholders. Original solicitation of proxies by mail may be supplemented by telephone, telegram, or personal solicitation by directors, officers, or employees of the Company; no additional compensation will be paid for any such services. Except as described above, the Company does not intend to solicit proxies other than by mail.

         Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy material to certain beneficial owners of the Company's Common Stock, and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. The Company has retained D.F. King & Co., Inc., to aid in the solicitation of proxies for a fee estimated at $4,000 plus out-of-pocket expenses.

         The Company intends to mail this proxy statement on or about May 20, 1997.

SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

         Proposals of shareholders that are intended to be presented at the Company's 1998 annual meeting of shareholders must be received by the Company no later than January 9, 1998 in order to be included in the proxy statement and proxy relating to that meeting.

                                   PROPOSAL 1
                              ELECTION OF DIRECTORS

         Each director to be elected will hold office until the next annual meeting of shareholders and until his successor is elected and has qualified, or until his death, resignation, or removal.

         There are seven nominees for the seven Board positions authorized by the Company's Bylaws. All nominees are currently directors of the Company. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unavailable to serve. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the seven nominees named below. The seven candidates receiving the highest number of affirmative votes of the shares entitled to vote at the annual meeting will be elected directors of the Company.

                      MANAGEMENT RECOMMENDS A VOTE FOR EACH
                    OF THE NOMINEES FOR DIRECTOR NAMED BELOW

NOMINEES

         Seven directors will be elected at the annual meeting to serve for one year expiring on the date of the annual meeting in 1998. Set forth below is information regarding the nominees, including information furnished by them.

                                  PERCENTAGE OF 1996
                                  BOARD OR COMMITTEE
NAME                        AGE   MEETINGS ATTENDED (A)    EXECUTIVE POSITION
----                       -----  ---------------------- -----------------------

Douglas P. Boyd             55             100%          Chairman of the Board
John L. Couch               55             100%
S. Lewis Meyer              52             100%          President and Chief
                                                         Executive Officer
Jose Filipe Guedes          50             100%
William J. McDaniel, M. D.  54               0%(b)
Terry Ross                  49             100%
Aldo J. Test                73             100%

----------
(a) The percentage of meetings attended is based on the total number of Board and Committee meetings which the particular director was eligible to attend.

(b)  Admiral McDaniel was not elected a director until 1997.

     Dr. Boyd has held several positions with the Company since its inception in 1983 including Chief Executive Officer, President, Chief Technical Officer and Director. Dr. Boyd is currently Chairman of the Board and Chief Technology Officer. He is an Adjunct Professor of Radiology (Physics) at the University of California, San Francisco ("UCSF") and spends approximately 5% of his time on his duties at the University. He has held various academic positions with UCSF for more than the past five years. Dr. Boyd also serves as a director of InVision Technologies, Inc.

         Dr. Couch has been a director of the Company since its inception in 1983. In May 1987 he became Vice President, Scientific Affairs. He served as Secretary from March 1990 to December 1993.

         Mr. Guedes was elected a director of the Company on October 11, 1996. From January 1991 to March 1995 he acted as the Chief Executive Officer of Cerexport/Vista Alegre, a ceramic manufacturer. In 1996 Mr. Guedes became the President of Ceramic, S.A., a ceramic tile manufacturer.

         Admiral McDaniel, a retired United States Navy Rear Admiral, was elected a director on January 28, 1997. From 1992 to 1995 he was Chief Executive Officer of Naval Medical Center, Portsmouth, Virginia, a 346 bed tertiary training medical center for the Navy. From 1995 to 1997 Admiral McDaniel was the Surgeon General of the U.S. Pacific Command. In such position he was responsible for all U.S. military contingency plans for the Pacific half of the world, including preparing for responses to wartime, natural disasters, and peacetime humanitarian relief efforts.

         Mr. Meyer was elected President and Chief Executive Officer of the Company on June 23, 1993. From April 1991 until joining the Company he was Vice President, Operations of Otsuka Electronics (U.S.A.), Inc., Fort Collins,
Colorado,   a   manufacturer   of  clinical  MR  systems  and   analytical   NMR
spectrometers. From August 1990 to April 1991 he was a founding partner of Medical Capital Management, a company engaged in providing consulting services to medical equipment manufacturers, imaging services providers and related medical professionals. Prior thereto he was President and Chief Executive
Officer of American Health Services Corp., a developer and operator of diagnostic imaging and treatment centers. Mr. Meyer is a director of BSD Medical Corporation and Finet Holdings Corporation.

         Mr. Ross has been a director of the Company since January 1987 and served as its Vice President, Marketing and Sales from October 1985 to December 1987. Since January 1988 Mr. Ross has been President of CEMAX-ICON, Inc., a privately held company engaged in the manufacture and sale of medical imaging and networking software.

         Mr. Test has been a director of the Company since its inception in 1983. He is a senior partner of the San Francisco and Palo Alto law firm of Flehr, Hohbach, Test, Albritton & Herbert where he has practiced patent law for more than the past five years.

BOARD COMMITTEES AND MEETINGS

         During 1996 the Board of Directors held three meetings. The Board of Directors has a standing Audit Committee whose function is to recommend the engagement of the Company's independent accountants, approve services performed by such accountants, and review and evaluate the Company's accounting system and system of internal controls. The Audit Committee, which consisted of Messrs. Ross and Test held one meeting during the fiscal year.

         The Board of Directors has a standing Compensation Committee which makes recommendations to the Board of Directors concerning salaries and incentive compensation paid to officers; administers the Company's 1993 Stock Option Plan, including the grant of options, the Company's 1987 Stock Bonus Incentive Plan, and the Company's 1994 Employee Stock Purchase Plan; and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee, which consisted of Messrs. Ross and Test, held three meetings during the year.

COMPENSATION OF DIRECTORS

         Aldo Test, a director of the Company, renders consulting services to the Company on a month-to-month basis for which he received compensation of

$16,200 during 1996, and may be expected to do so in the future. The law firm of Flehr, Hohbach, Test, Albritton & Herbert, of which Mr. Test is a member, represents the Company with respect to intellectual property matters and may be expected to continue to do so in the future. Terry Ross, a director of the Company, renders consulting services to the Company pursuant to a month-to-month consulting agreement which commenced in November 1993. In 1996 Mr. Ross received $18,000 pursuant to such agreement.

         NON-EMPLOYEE DIRECTOR OPTIONS. In connection with their services to the Company, directors who are not employees of the Company have periodically received stock options under the 1991 Non-Employee Directors' Stock Option Plan (the "Directors' Plan") to purchase shares of Common Stock. The exercise price of the options is 85% of the fair market value of the Common Stock on the date of grant as quoted on the NASDAQ National Market System. Typically, the options granted to directors vest 25% per year on the anniversary of the date of grant and have a term of five years. Each option terminates prior to the expiration date if the optionee's service as a non-employee director, or, subsequently as an employee, of the Company terminates.

         In 1991 the directors and shareholders approved the Directors' Plan in order to attract and retain highly qualified non-employee directors by providing each non-employee director with an opportunity to purchase the Company's stock and to provide incentives for such persons to exert maximum efforts on behalf of the Company. Subject to provisions relating to adjustments upon changes in stock, the Directors' Plan currently covers an aggregate of 550,000 shares of the Company's Common Stock.

         The Directors' Plan is administered by the Board of Directors. The Board may suspend or terminate the Directors' Plan at any time. If no such termination occurs, the Directors' Plan will terminate in the year 2001.

         Options may be granted only to directors of the Company who are not employees of the Company or any affiliate of the Company. The Directors' Plan provides for the automatic grant of options to purchase shares of Common Stock of the Company to non-employee directors. Each person elected for the first time to be a Non-Employee Director automatically receives an option to purchase 25,000 shares of the Company's Common Stock. The Directors' Plan also provides that every non-employee director is to receive an option to purchase 25,000 shares on July 1st of each year if such director served continuously as such for the entire preceding twelve months.

         The non-employee directors (Messrs. Guedes, McDaniel, Ross and Test) are entitled to receive options to purchase 25,000 shares each under the plan on July 1st of each year. Under that provision, Messrs. Ross and Test each received 25,000 shares in fiscal year 1996 at an option price of $4.99 per share. In October, Mr. Guedes received 25,000 shares at an exercise price of $3.99 per share upon his election as a director of the Company. In January 1997, Admiral McDaniel received 25,000 shares at an option price of $2.24 per share upon his election as a director of the Company. In addition, directors who are not officers of the Company are eligible for reimbursement in accordance with Company policy for their expenses in connection with attending meetings of the Board of Directors and any committees thereof.

         EMPLOYEE DIRECTOR COMPENSATION. Employees who serve as directors of the Company (Dr. Boyd, Dr. Couch and Mr. Meyer) receive no additional compensation for such service. Dr. Boyd and Mr. Meyer are also named executive officers of the Company and their compensation is reflected in the Summary Compensation Table contained elsewhere in this statement. In fiscal 1996 Dr. Couch, in his capacity as Vice President, Scientific Affairs, received options to purchase 20,000 shares of the Company's Common Stock under the 1993 Stock Option Plan at an option price of $2.06 per share.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following tables, based in part upon information supplied by officers, directors and principal shareholders, set forth certain information regarding the ownership of the Company's voting securities as of March 31, 1997 by (i) all those known by the Company to be beneficial owners of more than five percent of any class of the Company's voting securities; (ii) each director; (iii) each named executive officer; and (iv) all executive officers and directors of the Company as a group. Unless otherwise indicated, each of the shareholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS (A)

                  NAME AND ADDRESS OF        AMOUNT OF DIRECT        PERCENT
TITLE OF CLASS      BENEFICIAL OWNER       BENEFICIAL OWNERSHIP      OF CLASS
--------------   -----------------------   ----------------------  -------------
Common           Marukin Corporation (b)         5,471,617             7.0%

--------
(a)  Security  ownership   information  for  beneficial  owners  is  taken  from
     statements filed with the Securities and Exchange Commission pursuant to Sections 13(d), 13(g) and 16(a) and information made known to the Company.

(b)  Marukin Corporation, 6, Rokuban-Cho Chiyoda-Ku, Tokyo 10


SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The table below presents the security ownership of the Company's Directors and Named Executive Officers.

                                               AMOUNT AND
                                                NATURE OF
                                               BENEFICIAL          PERCENT OF
TITLE OF CLASS    NAME OF BENEFICIAL OWNER     OWNERSHIP (A)        CLASS (B)
--------------   -------------------------    --------------    ----------------
Common            Douglas P. Boyd               2,048,251(c)          2.6%
Common            Gary H. Brooks                   83,042(d)             *
Common            John L. Couch                    34,000(e)             *
Common            Dale E. Grant                   124,000(e)             *
Common            Jose Filipe Guedes                0                    *
Common            William J. McDaniel, M.D.    16,000                    *
Common            S. Lewis Meyer                  568,996(f)             *
Common            Terry Ross                        0                    *
Common            Aldo Test                        35,000(g)             *
Common            All Directors and
                    Executive Officers
                    as a Group                  2,909,289(h)          3.7%

----------
*    Does not exceed 1% of the referenced class of securities.
(a)  Ownership is Direct unless indicated otherwise.

(b) Calculation based on 78,176,769 shares of Common Stock outstanding as of March 18, 1997.

(c) Includes 1,830,801 shares owned directly and 217,450 shares issuable upon the exercise of stock options that are exercisable as of March 31, 1997 or that will become exercisable within 60 days thereafter.

(d) Includes 10,542 shares owned directly and 72,500 shares issuable upon the exercise of stock options that are exercisable as of March 31, 1997 or that will become exercisable within 60 days thereafter.

(e) All shares are issuable upon the exercise of stock options that are exercisable as of March 31, 1997 or that will become exercisable within 60 days thereafter.

(f) Includes 6,496 shares owned directly and 562,500 shares issuable upon the exercise of stock options that are exercisable as of March 31, 1997 or that will become exercisable within 60 days thereafter.

(g) Includes 10,000 shares owned directly and 25,000 shares issuable upon the exercise of stock options that are exercisable as of March 31, 1997 or that will become exercisable within 60 days thereafter.

(h) Includes 1,035,450 shares that directors and executive officers had the right to acquire pursuant to the exercise of options that were exercisable on March 31, 1997 or that will become exercisable within 60 days thereafter. The percentage of beneficial ownership assumes the exercise of the aforesaid options by officers and directors.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION OF NAMED EXECUTIVES

         The Summary Compensation Table shows certain compensation information for each person who served as Chief Executive Officer during the year and the other most highly compensated executive officers whose aggregate compensation exceeded $100,000 for services rendered in all capacities during fiscal year 1996 (collectively referred to as the "Named Executive Officers". Compensation data is shown for the fiscal years ended December 31, 1996, 1995 and 1994. This information includes the dollar value of base salaries, bonus awards, the number of stock options granted, and certain other compensation, if any, whether paid or deferred.

                           SUMMARY COMPENSATION TABLE

---------------------------------------------------------------------------------------------------------------
                                                                                LONG TERM
                                                                              COMPENSATION
                                                ANNUAL COMPENSATION              AWARDS
                                                                                OPTIONS/           ALL OTHER
NAME AND PRINCIPAL POSITION        YEAR      SALARY($)(A)       BONUS             SARS          COMPENSATION(B)
------------------------------     -----     -------------     -------       ---------------  ------------------
Douglas P. Boyd
  Chairman of the Board            1996         166,000                                              4,700
                                   1995         158,000                                              4,620
                                   1994         150,000                                              2,250

S. Lewis Meyer                     1996         211,000                           75,000(d)          4,750
  President and Chief              1995         201,000                                              4,620
  Executive Officer                1994         196,833          25,000(c)                           1,845

Dale E. Grant                      1996         172,000                                              3,193
  Executive Vice                   1995         164,000          50,000(e)        75,000(f)
  President (h)                    1994         156,000          50,000(e)       400,000(g)

Gary H. Brooks                     1996         131,000                           40,000(i)          3,880
  Vice President and               1995         125,000                           37,500(f)          3,627
  Chief Financial Officer          1994         120,000                                              1,710
---------------------------------------------------------------------------------------------------------------
(a)  Amounts shown include cash and non-cash compensation earned with respect to the year shown above.
(b)  Represents the Company's matching contributions to its 401(k) plan.
(c)  Represents portion of a $75,000 bonus payable to Mr. Meyer upon commencement of his employment with the Company.
(d)  Represents  HeartScan  non-statutory  stock options  granted in February  1996 under the HeartScan  1995 Stock
     Option Plan and for
     which the Company has recorded compensation expense of $142,500.
(e)  Represents a bonus payable to Mr. Grant upon commencement of his employment with the Company.
(f)  Represents HeartScan options granted in October 1995 under the HeartScan 1995 Stock Option Plan.
(g)  Represents options granted in January 1994 under the 1994 Stock Option Plan.
(h)  Mr. Grant  resigned as the  Executive  Vice  President of the Company as of September 1, 1996.  He is currently  the
     President and Chief Operating Officer of HeartScan Imaging, Inc.
(i)  Represents options granted in March 1996 under the 1994 Stock Option Plan.

INCENTIVE AND REMUNERATION PLANS

         1987 STOCK BONUS INCENTIVE PLAN. In 1988 the shareholders of the Company approved the adoption of a Stock Bonus Incentive Plan ("Stock Bonus Plan"). The Stock Bonus Plan was adopted to reward participants for past services and to encourage them to remain in the Company's service. The Stock Bonus Plan is administered by the Compensation Committee of the Board of Directors which presently consists of Messrs. Test and Ross. The Committee has exclusive authority to act on the following matters: selection of the persons among the eligible participants (which consists of all employees, including officers and directors of the Company, and consultants to the Company) who are to participate in the Stock Bonus Plan; the determination of each participant's stock bonus opportunity and actual bonus; changes in the Plan, and all other actions the Committee deems necessary or advisable to administer the Plan.

         The total number of shares of Common Stock which may be issued under the Stock Bonus Plan is 1,200,000 shares with no more than 400,000 shares available for issuance in any single calendar year.

         In addition, the Compensation Committee has authorized additional bonus opportunities for participants based on the participant achieving specific corporate objectives. The bonus opportunity for each participant is expressed as a percentage of base salary, with a maximum bonus opportunity of 40% of base salary. After the end of each fiscal year, the Committee determines each participant's bonus award expressed in dollars. The number of shares of Common Stock to be issued is determined by dividing the bonus award by the closing stock price for the Common Stock on the grant date.

         No participant is eligible to receive a bonus award unless such participant is either employed by the Company or providing consulting services to the Company on the last day of the calendar year to which the bonus relates.

         During the 1996 fiscal year 19,409 shares were granted to all employees under the Stock Bonus Plan of which no shares were granted to any Named Executive Officer.

STOCK PARTICIPATION AND OPTION PLANS

         1994 EMPLOYEE STOCK PURCHASE PLAN. In 1993 the directors approved the adoption of the 1994 Employee Stock Purchase Plan (the "Plan"). The Plan was approved by the shareholders at the 1994 Annual Meeting and became effective January 1, 1994. All employees, including executive officers, may purchase shares of the Company's Common Stock at a discount of 15% from the market price of the shares. The plan replaced the Company's 1984 Employee Stock Participation Plan which expired January 17, 1994. The Plan is intended to qualify under
Section 423 of the Internal Revenue Code of 1986, but is not subject to the provisions of ERISA.

         The maximum aggregate number of shares to be offered under the Plan is 1,800,000 shares of the Company's Common Stock. The shareholders approved an increase in the number of shares issuable under the Plan from 1,000,000 to 1,800,000 shares at the 1996 Annual Meeting. As of March 31, 1997, 1,102,347 shares of the Company's Common Stock have been issued under the Plan.

         All employees who are regular employees of the Company, whose date of hire is at least six months prior to the beginning of the Offering Period or Interim Offering Period, and who are customarily employed for at least 20 hours per week and more than five months in any calendar year are eligible to participate in the Plan. The first Offering Period began January 1, 1994 and ran through March 31, 1996. The Second Offering Period began April 1, 1996 and will run through June 30, 1998. Each Interim Offering Period is a calendar quarter. As of April 1, 1997, a total of 160 employees met the eligibility requirements under the Plan.

         Eligible employees are offered the opportunity to purchase Common Stock by means of payroll deductions of 2%, 4%, 6%, 8% or 10% of compensation. The specific percentage selected is at the employee's option, up to a yearly maximum established from time to time (currently established at $7,000) of the fair market value of the Stock, determined on the Offering Date, and so long as the participant would not own 5% or more of the voting power of the Company's stock following the purchase. Each participant may begin participation in the Plan at the beginning of the Offering Period or any Interim Offering Period, may decrease but not increase participation during the Offering Period, and may terminate participation in the Plan before the end of any Interim Offering Period, all subject to certain notice and filing requirements.

         Administration of the Plan is by the Company's Board, or Compensation Committee by delegation. The Committee is comprised of at least two members of the Company's Board, each of whom must be disinterested as defined in Securities and Exchange Commission regulations. The Committee has the powers of the Board pursuant to the Plan, including the power to determine questions of policy and expediency that may arise in the administration of the Plan, all subject to the provisions of the Plan. Members of the Committee receive no compensation for their services in connection with the administration of the Plan.

         The price for the shares purchased pursuant to the Plan is equal to 85% of the fair market value of the shares on either the Offering Date (or date of entry for new or re-enrolling employees) or the last day of each Interim Offering Period, whichever is less. The funds contributed by the participant earn no interest while they are being held by the Company.

         To participate in the Plan, employees must submit the appropriate documentation authorizing deductions from payroll in specified amounts to the Company prior to the Offering Period or Interim Offering Period. Funds deducted during the quarter are used to purchase shares of the Company's Common Stock, the number of which is determined (in whole shares) on the final day of that quarter by dividing the amount in the participant's Plan Account by the purchase price of the stock as determined above. Participants receive certificates quarterly for all shares purchased during that quarter. They may retain the certificated shares or sell them in the open market or otherwise, subject to securities and tax law restrictions. Upon termination of employment, participants will receive certificates evidencing previously purchased shares and a return of any balance remaining in the participant's account on the date of termination.

         The Board reserves the right to amend or discontinue the Plan, provided that no participant's existing rights are adversely affected, and provided further that without Shareholder approval, no amendment will be effective: (1) increasing the aggregate number of shares authorized for purchase under the Plan or to be purchased by any participant; (2) materially changing the requirements for eligibility to participate, or reducing the purchase price formula in the Plan, or materially increasing the benefits accruing to participants under the Plan; (3) extending the term of the Plan; or (4) otherwise modifying the Plan if the modification requires shareholder approval to satisfy applicable statutes or Internal Revenue Service and/or Securities and Exchange Commission regulations.

         1993 STOCK OPTION PLAN. The Company's 1993 Stock Option Plan, which was approved by the Shareholders at the 1993 Annual Meeting (the "Option Plan"), is intended to advance the interests of the Company by inducing persons of outstanding ability and potential to join and remain with the Company by enabling them to acquire proprietary interests in the Company. The Option Plan covers an aggregate of 5,500,000 shares of Common Stock. At the June 25, 1995 Annual Meeting, the shareholders approved an increase in the number of shares which may be issued under the Option Plan from 3,000,000 to 5,500,000.

         The Option  Plan  provides  for the  granting  of two types of options:
"incentive stock options" and "nonstatutory stock options." The incentive stock options (but not the nonstatutory stock options) are intended to qualify as "incentive stock options" as defined in Section 422 of the Internal Revenue Code of 1986, as amended. The Option Plan succeeded the 1983 Stock Option Plan which expired in 1993.

         Options may be granted under the Option Plan to all full-time regular employees including officers, directors (whether or not employees) and consultants of the Company; provided, however, that incentive stock options may not be granted to any non-employee director or consultant. As of April 1, 1997 approximately 160 employees and consultants were eligible to participate in the Option Plan.

         The Compensation Committee of the Board of Directors administers the Option Plan. The Committee has the power, subject to the provisions of the Option Plan, to determine the persons to whom and the dates on which options will be granted, the number of shares to be subject to each option, the time or times during the term of each option within which all or a portion of such option may be exercised, and the other terms of the options.

         The maximum term of each option is ten years.  Incentive  Stock Options
(ISO) granted under the Plan generally vest quarterly over a four year period following the date of grant. Non-Statutory Options (NSO) granted under the Plan generally vest annually over a four-year period following the date of grant.

         The exercise price of all nonstatutory stock options granted under the Option Plan must be at least equal to 85% of the fair market value of the underlying stock on the date of grant. The exercise price of all incentive stock options granted under the Option Plan must be at least equal to the fair market value of the underlying stock on the date of grant.

OPTION GRANTS IN LAST FISCAL YEAR

         The following table sets forth the options granted during the last fiscal year to each of the named executive officers of the Company:

                     Option/sar Grants in Last Fiscal Year
---------------------------------------------------------------------------------------------------------------
                                         INDIVIDUAL GRANTS              POTENTIAL REALIZABLE VALUE
                                                                        AT ASSUMED ANNUAL RATES
                                                                        OF STOCK PRICE APPRECIATION
                                                                        FOR OPTION TERM
---------------------------------------------------------------------------------------------------------------
                           NUMBER OF    % OF TOTAL
                           SECURITIES   OPTIONS
                           UNDER        GRANTED TO
                           OPTIONS      EMPLOYEES     EXERCISE OR
                           GRANTED      IN FISCAL     BASE PRICE    MARKET      EXPIRATION
NAME                       (#)          YEAR(A)       ($/SH)        PRICE       DATE         0%($)   5%($)(B)
------                     ----------   -----------   ------------  --------    -----------  ------  ---------
Douglas P. Boyd            -0-          -0-           -0-           -0-         -0-          -0-     -0-

Gary Brooks                40,000       9.1%          $2.06         $2.06       3/01/01      -0-     $11,040

Dale E. Grant              -0-          -0-           -0-           -0-         -0-          -0-     -0-

S. Lewis Meyer             -0-          -0-           -0-           -0-         -0-          -0-     -0-

----------
(a)  Based on 439,728 options granted to all employees.

(b) Based on 5-year option term and annual compounding; results in total appreciation of 27.6% (at 5% per year) and 61.1% (at 10% per year).

         In October 1995, the Company's 49.5%-owned subsidiary, HeartScan Imaging, Inc. ("HSI") approved the adoption of the HeartScan Imaging, Inc. 1995 Stock Option Plan (the "HSI Option Plan"). The HSI Option Plan is intended to advance the interests of HSI by inducing persons of outstanding ability and potential to join and remain with HSI by enabling them to acquire proprietary interests in HSI. The HSI Option Plan covers an aggregate of 250,000 shares of HSI Common Stock. The Option Plan provides for the granting of two types of options: "incentive stock options" and "nonstatutory stock options." The incentive stock options (but not the nonstatutory stock options) are intended to qualify as "incentive stock options" as defined in Section 422 of the Internal Revenue Code of 1986, as amended. Options may be granted under the HSI Option Plan to all employees including officers, directors (whether or not employees) and consultants of HSI; provided, however, that incentive stock options may not be granted to any non-employee director or consultant. HSI's Board of Directors has the power, subject to the provisions of the HSI Option Plan, to determine the persons to whom and the dates on which options will be granted, the number of shares to be subject to each option, the time or times during the term of each option within which all or a portion of such option may be exercised, and the other terms of the options. The functions of HSI's Board of Directors under the HSI Option Plan are presently being administered by the Compensation Committee of Imatron's Board of Directors.

         The maximum term of each option is ten years. Options granted under the HSI Option Plan generally vest annually over a four-year period.

         The exercise price of all nonstatutory stock options granted under the HSI Option Plan must be at least equal to 85% of the fair market value of the underlying stock on the date of grant. The exercise price of all incentive stock options granted under the HSI Option Plan must be at least equal to the fair market value of the underlying stock on the date of grant.

         During HSI's last fiscal year, one option was granted under the plan to
S. Lewis Meyer, HSI's Chief Executive Officer. The option was granted to purchase an aggregate of 75,000 shares of the HSI's Common Stock at $0.10 per share, and vests over a 45 month period commencing May 29, 1996. The option is subject to adjustment in price and amount based on the amount and terms of HSI's future financings. HSI has reserved an additional 325,000 shares of Common Stock for future issuance to employees under the Plan and under plans to be adopted. It is HSI's intention to reserve, in the aggregate, approximately 20% of its capital HSI option stock for grants to employees under the HSI Option Plan and under plans to be adopted.

OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUES

         The following table sets forth the options exercised during the last fiscal year by Named Executive Officers of the Company:

       Aggregated Options Exercised and Option Values in Fiscal Year 1996

                                                           NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                          UNDERLYING UNEXERCISED        IN THE MONEY OPTIONS AT
                                                          OPTIONS AT YEAR-END (#)            YEAR-END ($)
                       SHARES ACQUIRED       VALUE
         NAME          ON EXERCISE (#)   REALIZED ($)    EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE
        ------        -----------------  ------------   ---------------------------   ---------------------------
Douglas P. Boyd               -0-                 -0-           211,200/18,750                $590,328/$53,109

S. Lewis Meyer            400,000(a)       $2,400,000           525,000/75,000             $1,445,063/$206,438

Dale E. Grant             150,000            $872,062           74,000/125,000               $213,305/$360,313

Gary H. Brooks            100,000            $644,875            57,500/82,500               $156,519/$103,331

----------
(a)  Represents shares acquired on exercise of warrants granted at the time of employment in 1993.

COMPENSATION COMMITTEE REPORT

         This report is provided by the Compensation Committee of the Board of Directors (the "Committee") to assist stockholders in understanding the Committee's objectives and procedures in establishing the compensation of

Imatron's Chief Executive Officer and other executive officers. The Committee, made up of non-employee Directors, is responsible for establishing and administering the Company's executive compensation program. None of the members of the Committee are eligible to receive awards under the Company's incentive compensation programs.

         Imatron's executive compensation program is designed to motivate, reward, and retain the management talent needed to achieve its business objectives and maintain its competitiveness in the medical imaging industry. It does this by utilizing competitive base salaries that recognize a philosophy of career continuity and by rewarding exceptional performance and accomplishments that contribute to the Company's success.

                      COMPENSATION PHILOSOPHY AND OBJECTIVE

         The philosophical basis of the compensation program is to pay for performance and the level of responsibility of an individual's position. The Committee finds greatest value in executives who possess the ability to implement the Company's business plans as well as to react to unanticipated external factors that can have a significant impact on corporate performance. Compensation decisions for all executives, including the named executive officers and the Chief Executive Officer, are based on the same criteria. These include quantitative factors that directly improve the Company's short-term financial performance, as well as qualitative factors that strengthen the Company over the long term, such as demonstrated leadership skills and the ability to deal quickly and effectively with difficulties which sometimes arise.

         The Committee believes that compensation of Imatron's key executives should:

         *  Link rewards to business results and stockholder returns;

         * Encourage creation of stockholder value and achievement of strategic objectives;

         * Maintain an appropriate balance between base salary and short-and long-term incentive opportunity;

         * Attract and retain, on a long-term basis, highly qualified executive personnel; and

         * Provide total compensation opportunity that is competitive with that provided by competitors in the medical imaging industry, taking into account relative company size and performance as well as individual responsibilities and performance.


                     KEY ELEMENTS OF EXECUTIVE COMPENSATION

         Imatron's  executive  compensation  program consists of three elements:
Base Salary, Short-Term Incentives and Long-Term Incentives. Payout of short-term incentives depends on corporate performance measured against annual objectives and overall performance. Payout of the long-term incentives depends on performance of Imatron stock, both in absolute and relative terms.

BASE SALARY

         A competitive base salary is crucial to support the philosophy of management development and career orientation of executives. Salaries are targeted to pay levels of the Company's competitors and companies having similar capitalization and revenues, among other attributes. Executive salaries are reviewed annually.

SHORT-TERM INCENTIVE

         Short-term awards to executives are made in cash and in stock to recognize contributions to the Company's business during the past year. The bonus an executive receives is dependent on individual performance and level of responsibility. Assessment of an individual's relative performance is made annually based on a number of factors which include initiative, business judgment, technical expertise, and management skills.

         STOCK BONUS INCENTIVE PLAN. In 1988 the shareholders approved the adoption of the 1987 Stock Bonus Incentive Plan. Under the terms of the Stock Bonus Plan the Committee may award shares of the Company's Common Stock to employees, including executive officers.

LONG-TERM INCENTIVE

         Long-term incentive awards provided by shareholder-approved compensation programs are designed to develop and maintain strong management through share ownership and incentive awards. Stock options were the only long term incentive granted to executive officers in 1996.

         STOCK OPTION PLAN. In 1994, the shareholders approved the adoption of the 1993 Stock Option Plan (which replaced the 1983 Stock Option Plan). In 1995 the directors and shareholders approved an increase in the number of shares reserved under the Option Plan from 3,000,000 shares to 5,500,000 shares. At the sole discretion of the Committee, eligible officers and employees periodically receive options to purchase shares of the Company's Common Stock pursuant to the Option Plan. The value of the options depends entirely on appreciation of Imatron stock. Grant of options depends upon quarterly and annual Company performance, as determined by review of qualitative and quantitative factors.

         EMPLOYEE STOCK PURCHASE PLAN. In 1994 the directors and shareholders approved the adoption of the 1994 Employee Stock Purchase Plan. All employees, including executive officers, may purchase shares of the Company's Common Stock at a discount of 15% from the market price of the shares. The Plan became effective January 1, 1994.

         1996 COMPENSATION. During 1996 the Company's revenues decreased only 3.0% from the prior year, although the Company incurred a loss of $10,465,000 versus a loss of $2,449,000 during the prior fiscal year. The Company nonetheless made substantial progress in improving its technology, raised a significant amount of additional equity capital and bank credit to finance its future growth, and was successful in the opening of two additional coronary artery disease risk assessment centers. Based on this performance, only selective cost-of-living and merit salary increases were implemented during the year and no bonuses of cash or stock were given during the year to any Named Executive Officer. In March 1996 Mr. Brooks was granted an option to purchase 40,000 shares of Company stock pursuant to the Option Plan in recognition of 1995 performance. Stock Options were granted to other employees of the Company based on the employee's level of responsibility and other factors. If the Company's financial condition improves in 1997, the Company anticipates implementing a program of regular merit salary adjustments for executive officers together with other forms of compensation such as bonus payments based on achievement of specific goals and objectives.

                    1996 CHIEF EXECUTIVE OFFICER COMPENSATION

         On March 1, 1996 Mr. Meyer's base salary was increased from $195,000 to $205,000, and effective January 1, 1997 was increased to $215,250, both actions reflecting modest cost of living increases. In addition, in February 1996 and specifically in recognition of his efforts regarding the formation and capitalization of HeartScan Imaging, Inc., Mr. Meyer was granted an option to purchase 75,000 shares of HSI common stock at $0.10 per share, as reported elsewhere in this statement. The Committee believes that the base salary and other terms and conditions of his employment are consistent with the foregoing philosophy and objectives and reflect the scope and level of his responsibilities.

Members of the Compensation Committee

Terry Ross
Aldo Test

--------------------------------------------------------------------------------
SHARE INVESTMENT PERFORMANCE

         The following graph compares the total return performance of the Company for the periods indicated with the performance of the NASDAQ Index (presented on a dividends reinvested basis) and the performance of the Hambrecht & Quist Technology Index. The Company's shares are traded on the NASDAQ National Market System under the symbol "IMAT". The Hambrecht & Quist Technology Index is comprised of the publicly traded stocks of 200 technology companies and include companies in the electronics, medical and related technology industries. The total return indices reflect reinvested dividends and are weighted on a market capitalization basis at the time of each reported data point.

                                PERFORMANCE GRAPH

             [Table below represents a graph in the printed piece.]

YEAR                   1991      1992      1993       1994       1995      1996
---------------        -----     -----     -----      -----      -----     -----
Imatron Inc.            100      51.48     23.53      51.48      94.12    155.91
Hambrecht & Quist
  Technology Index      100     115.02    125.52     145.70     218.76    262.49
NASDAQ Index            100     116.38    133.59     130.59     184.67    223.16



EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT
AND CHANGE-IN-CONTROL ARRANGEMENTS

         S. Lewis Meyer became President and Chief Executive Officer of the Company on June 14, 1993. In connection with such employment the Company entered into an Executive Employment Agreement with Mr. Meyer providing for an initial term ending December 31, 1994 and continuing for rolling six month periods thereafter. Pursuant to the agreement Mr. Meyer is entitled to a base salary of $185,000 per year subject to annual review, a one time hiring bonus of $75,000, a non-qualified stock option to purchase 600,000 shares of the Company's Common Stock at $0.58 per share (85% of the closing price of a share of the Company's Common Stock on the date of grant) (subsequently repriced to $0.56), to be vested over a four year period, a warrant to purchase 400,000 shares of the Company's Common Stock at an exercise price of $1.50 (subsequently repriced to $0.75 per share) exercisable for seven years commencing June 14, 1994, but not later than 12 months following Mr. Meyer's termination of employment, and certain other benefits.

FILINGS BY DIRECTORS, EXECUTIVE OFFICERS AND TEN PERCENT HOLDERS

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Executive officers, directors, and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 15(a) forms they file.

         Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that one report was not timely filed. Aldo Test, a director of the Company, was one month late filing a Form 4 beneficial ownership report reflecting aggregate sales of 55,000 shares of Company stock.

                                   PROPOSAL 2
           AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO
            INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

         The Board of Directors is presenting, for approval by the shareholders, an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 100 million to 150 million, without par value.

         As of March 31, 1997, 78,203,036 shares of Common Stock have been issued and are outstanding and another 21,872,174 shares have been reserved for future issuance as follows: 285,884 shares under the Company's 1983 Stock Option Plan; 4,386,718 shares under the Company's 1993 Stock Option Plan; 375,000 under the 1991 Non-Employee Directors' Stock Option Plan; 691,188 shares under the 1994 Employee Stock Purchase Plan; 3,220,400 shares reserved for the exercise of warrants; 746,317 shares under the 1987 Stock Bonus Incentive Plan; 10,666,667 shares reserved for issuance upon the exchange of HeartScan Series A Preferred stock, and 1,500,000 shares reserved for sale pursuant to a shelf registration statement on Form S-3 filed with the Securities and Exchange Commission on February 1, 1996.

         On April 25, 1997, the Board of Directors adopted a resolution to amend
the  first   paragraph  of  Article  THIRD  of  the  Company's   Certificate  of
Incorporation to read in its entirety as follows:

         THIRD: A. The aggregate number of shares which the Corporation shall have authority to issue is one hundred sixty million (160,000,000) shares without par value of which one hundred fifty million (150,000,000) shares shall be Common Stock and ten million (10,000,000) shares shall be Preferred Stock having such designations and relative voting, dividend, liquidation and other rights, preferences and limitations as may be stated in further amendments to the Certificate of Incorporation.

         The Board believes that the authorized number of shares of Common Stock should be increased to provide sufficient shares for such corporate purposes as may be determined by the Board to be necessary or desirable. These purposes may include, without limitation: acquiring other businesses in exchange for shares of the Company's Common Stock; entering into collaborative research and development arrangements with other companies in which Common Stock or the right to acquire Common Stock are part of the consideration; raising capital through the sale of Common Stock; and attracting and retaining valuable employees by the issuance of stock options. The Company at present has no commitments, agreements or undertakings to issue any such additional shares. The Board considers the authorization of additional shares of Common Stock advisable to ensure prompt availability of shares for issuance should the occasion arise. Authorization of additional shares notwithstanding, the rules of the NASD governing corporations with securities listed on the NASDAQ National Market would still require stockholder approval by a majority of the total votes cast in person or by proxy prior to the issuance of designated securities (i) where the issuance would result in a change of control of the Company, (ii) in connection with the acquisition of the stock or assets of another company if an affiliate of the Company has certain interlocking interests with the company to be acquired or where the Company issues more than twenty percent (20%) of its currently outstanding shares of Common Stock, or (iii) in connection with a transaction other than a public offering involving the sale or issuance of more than twenty percent (20%) of the Common Stock or voting power outstanding before the issuance, subject to certain exceptions or application to the NASD.

         Except as indicated above in connection with the Company's 1983 Stock Option Plan, 1993 Stock Option Plan, 1991 Non-Employee Directors' Stock Option Plan, 1994 Employee Stock Purchase Plan, shares reserved for the exercise of warrants, 1987 Stock Bonus Incentive Plan, the exchange of HeartScan Series A Preferred Stock, and under a Form S-3 shelf registration statement, there are at present no plans, arrangements, negotiations or commitments which will result in the issuance of additional shares of Company Common Stock except that the Company has entered into a non-binding letter of intent with an unaffiliated company engaged in the development and manufacture of image reconstruction hardware and software pursuant to which the Company will issue warrants to purchase an aggregate of 6,000,000 shares of the Company's Common Stock at an exercise price of $4.50 per share in consideration of the development and delivery to the Company at an agreed upon price of image reconstruction systems meeting the Company's specifications. The warrants will be issued in installments based on the achievement by the grantee of certain milestones. As additional consideration, the grantee will pay the Company $2,000,000 in cash for the final 4,000,000 warrants and will pay a royalty on all image reconstruction systems which the grantee sells to third parties. There is no certainty that a final agreement will be reached by the parties. The Board does not intend to issue any of the additional shares that will be authorized under the amendment except upon terms that the Board deems to be in the best interests of the Company. Holders of Common Stock have no preemptive or other subscription rights with respect to future share issuances.

         The additional shares of Common Stock to be authorized by the proposed amendment could be issued in the future by the Board in ways that would make more difficult a change in control of the Company, for instance through a private sale to purchasers allied with management, diluting the stock ownership of the person seeking to gain control of the Company. In addition, the issuance of additional Common Stock could have a dilutive effect on earnings per share and on the equity and voting rights of the present holders of Common Stock. However, the proposed amendment is not the result of knowledge by management of any specific effort by any person or group to obtain control of the Company, and the Company has no present intention of issuing additional shares (other than shares already reserved) to discourage any such effort or for any other purpose.

VOTE REQUIRED FOR APPROVAL AND RECOMMENDATION OF THE BOARD OF DIRECTORS

         The affirmative vote of the holders of a majority of the votes cast at the annual meeting by the shareholders entitled to vote is required to approve this amendment to the Certificate of Incorporation.

                  MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL TWO

                         INDEPENDENT PUBLIC ACCOUNTANTS

         Ernst & Young LLP has served as the Company's independent auditors for the year ended December 31, 1996. The Board of Directors is presently in the process of selecting independent auditors for the year ending December 31, 1997.

         Representatives of Ernst & Young LLP are expected to be present at the annual meeting. Such representatives will have the opportunity to make a statement at the meeting if they desire to do so and will be available to respond to appropriate questions.

         The Company is not asking shareholders to approve the selection of independent auditors because the Company believes that such a selection is more appropriately left to the discretion of its Board of Directors.

                                 OTHER BUSINESS

         The Board of Directors knows of no other business that will be presented for consideration at the annual meeting. If other matters are properly brought before the meeting, however, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

                                             By Order of the Board of Directors,
                                             /s/Gary H. Brooks
                                             -----------------
                                             Gary H. Brooks
                                             Secretary

May 16, 1997